Exhibit 10.8

Consulting Agreement (this "Agreement') made this 22nd day of July 2002, between Wire One Technologies, Inc., a Delaware corporation having its principal office at 225 Long Avenue, Hillside, New Jersey 07205 (hereinafter "Wire One"), and Lewis Jaffe, 47 Gerald Road, Marblehead, MA 01945 (hereinafter "Consultant").

Whereas, Consultant is currently employed by Wire One as President and Vice Chairman under an agreement dated April 24, 2002 (the "Employment Agreement"); Whereas, Consultant and Wire One have determined it to be in their mutual best interests to terminate the term of the Employment Agreement, simultaneous with Consultant's return to his position as management consultant to assist Wire One's management in the areas of corporate development and investor relations, which position Consultant held preceding the Employment Agreement. Now Therefore, in consideration of their mutual promises made herein, and for other good and valuable consideration, the parties hereby agree as follows:

1. Termination of Term of Employment Agreement; Commencement of Consultancy Term. (a) The term of the Employment Agreement shall terminate on August 1, 2002 (the "Employment Agreement Termination Date"). Consultant shall, upon such termination, become entitled to receive severance compensation in connection therewith, in the form of a grant of a non-qualified stock option under the Company's 2000 Stock Incentive Plan (the "Plan") to purchase 84,000 shares of the Company's common stock (the "Common Stock"), at an exercise price equal to the closing price of the common stock on the NASDAQ National Market on the date hereof. Your right to exercise such option shall vest as follows: 50% upon grant, and 50% on July 31, 2003. The foregoing, as well as such other terms and conditions as Wire One may deem appropriate, shall be set forth in a definitive stock option agreement in Wire One's customary form. Your rights as an optionee shall, to the extent not inconsistent with this agreement, be governed by the terms of such stock option agreement and the Plan. (b) The term of Consultant's services under this Agreement (the "Consultancy Term") shall commence upon the execution of this Agreement and shall, subject to Paragraph 5 below, terminate on July 31, 2003.


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2.    Services. Consultant shall perform the following services hereunder:

      A. Assist Wire One in identifying and, if Wire One so directs, pursuing opportunities for corporate alliances, acquisitions and mergers;

      B. Assist Wire One in the field of investor relations, including presentations to and other communications with current and potential investors in Wire One.

      C. Advise Wire One on the means by which Wire One may achieve the goals in its business plan.

3. Compensation. As compensation for Consultant's services under this Agreement during the Consultancy Term, Wire One shall permit Consultant to retain a portion of the stock option granted to him under Paragraph 2(c) of the Employment Agreement (the "Employment Agreement Stock Option"), to the extent of an option to purchase 50,000 shares of Wire One Common Stock, to vest in ten installments of 5,000 shares per month, commencing on September 30, 2002, and exercisable, within each such installment, at a price of $3.04 per share as to 84% of such shares and $2.82 per share as to 16% of such shares, provided that such installments shall cease to vest upon any termination of the Consultancy Term in accordance with Paragraph 5 below. Consultant shall forfeit the remaining portion of the Employment Agreement Stock Option (that is, as to a total of 200,000 shares) upon the Employment Agreement Termination Date; Consultant shall, however, continue to retain the stock option granted to him under his initial consulting agreement with Wire One dated September 21, 2001. Consultant's rights as an optionee shall continue to be governed by the terms of the associated stock option agreements currently in effect and the Plan. Wire One shall, in addition to Consultant's compensation, reimburse Consultant for all reasonable expenses incurred by Consultant in the performance of his duties under this agreement, upon submission of evidence thereof reasonably satisfactory to Wire One.

4. Information. From time to time as requested by Consultant, Wire One shall furnish to Consultant all information that is reasonably necessary to enable Consultant to perform his duties under this agreement. Consultant shall not disclose any confidential information

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      furnished to him by Wire One unless, and then only to the extent that, such disclosure is so necessary.

5. Consultant's Other Activities. Wire One acknowledges that Consultant plans to pursue employment by an employer other than Wire and that Consultant shall have the unrestricted right to pursue such employment, whether or not such employment results in a conflict of interest with the interests of Wire One (a "Conflict"). If Consultant secures any such employment (of which Consultant shall promptly notify Wire One, for purposes of both this Paragraph 5 and of Paragraph 1 (a) above), (a) Consultant shall have the right to terminate the Consultancy Term upon at least ten days' prior written notice to Wire One and (b) if Wire One reasonably determines that such employment results in a Conflict, Wire One shall have the right to terminate the Consultancy Term upon at least ten days' prior written notice to Consultant.

6. Ownership of Materials. Any compilation of data, work product and other materials provided or obtained by Consultant in performing his duties under this agreement shall be the sole and exclusive property of Wire One.

7. Miscellaneous. This agreement is made in the State of New Jersey and shall be governed by New Jersey law. This agreement constitutes the entire agreement, and shall supersede any prior or contemporaneous agreement, oral or written, between the parties hereto regarding Consultant's services to Wire One as an employee or consultant following the Employment Agreement Termination Date (it being understood that the provisions of the Employment Agreement that survive the termination of the "Employment Period" thereunder shall remain in full force and effect) and may not be modified or amended except by a written document

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      signed by the party against whom enforcement is sought. This agreement may be signed in more than one counterpart, in which case each counterpart shall constitute an original of this agreement.

IN WITNESS WHEREOF, the parties have signed this agreement as of the day and year first above written.


                                                     WIRE ONE TECHNOLOGIES, INC.

                                                     By: /s/ Jonathan Birkhahn
                                                         -----------------------
                                                             Jonathan Birkhahn


                                                     By: /s/ Lewis Jaffe
                                                         -----------------------
                                                              Lewis Jaffe